                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement           / / Confidential,
                                              for Use of the Commission Only
/X/ Definitive Proxy Statement                (as permitted by Rule 14a-6(e)(2))

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       DIMENSIONAL VISIONS GROUP, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                JOHN L. THOMAS
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total Fee Paid:

--------------------------------------------------------------------------------
     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing party:
                        DVG
--------------------------------------------------------------------------------
     (4) Date filed:
                        2-16-96
--------------------------------------------------------------------------------

---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                        DIMENSIONAL VISIONS GROUP, LTD.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 20, 1996


Dear Stockholder:

                          An Annual Meeting of Stockholders of Dimensional
Visions Group, Ltd. (the "Company") will be held at the offices of Clark, Ladner, Fortenbaugh & Young, One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103 on March 20, 1996, at 9:00 a.m. (local time) for the following purposes:

                          1.      to elect three directors;

                          2. to ratify the appointment of Gitomer & Berenholz, P.C. as the Company's independent auditors for the current fiscal year;

                          3.      to consider and vote upon a proposal to
                                  amend the Company's Certificate of
                                  Incorporation to authorize additional shares of common and preferred stock of the Company; and

                          4. to transact such other business that may properly come before the meeting.

                          A copy of the Annual Report for the fiscal year ended
June 30, 1995, is enclosed for your information.

                          The Board of Directors has fixed the close of
business on February 14, 1996, as the record date for the Annual Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Annual Meeting, and any adjournment or postponement thereof.

                          All stockholders are cordially invited to attend the
Annual Meeting. The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Annual Meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy, even if you plan to attend the Annual Meeting. The return of the proxy will not affect your right to vote in person if you do attend the Annual Meeting. Executed proxies which contain no direction on the proposals presented will be voted FOR the election of the three nominees to the Board of Directors, FOR the ratification of Gitomer & Berenholz, P.C. as the Company's independent auditors, and FOR the authorization of additional shares of common stock and preferred stock of the Company.

                                             By Order of the Board of Directors,



                                                       /s/ Steven M. Peck
                                                       ----------------------
                                                       Steven M. Peck,
                                                       Chief Executive Officer

Dated: February 20, 1996

                        DIMENSIONAL VISIONS GROUP, LTD.
                          718 ARCH STREET, SUITE 202N
                       PHILADELPHIA, PENNSYLVANIA  19106

                                PROXY STATEMENT

                          This Proxy Statement is furnished in connection with
the solicitation of proxies by the Board of Directors of Dimensional Visions Group, Ltd., (the "Company") for use at the Annual Meeting of the Company's Stockholders to be held at the offices of Clark, Ladner, Fortenbaugh & Young, One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103 on March 20, 1996 at 9:00 a.m. (local time), and at any adjournment or adjournments of said meeting (the "Meeting"). Proxies are revocable at any time before they are voted by delivering written notice of revocation to the Secretary of the Company prior to or at the Meeting, by filing a duly executed proxy bearing a later date or by voting in person at the Meeting. Unless so revoked, the shares represented by proxies will be voted at the Meeting.

                          The Company intends to mail this Proxy Statement to
the Company's Stockholders on or about February 20, 1996.

                          The cost of soliciting proxies will be borne by the
Company. Solicitations may be made by mail, personal interview, telephone, and facsimile by officers and regular employees of the Company who will receive no additional compensation therefor. The Company will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy material to the beneficial owners for whom they own shares.

                          The holders of record of the Company's shares of
stock at the close business on February 14, 1996, as listed below, are entitled to receive notice of, and to vote at, the Meeting and any adjournment thereof:

                          1.      On February 14, 1996, there were 17,966,098
shares of common stock issued and outstanding. Each share of common stock is entitled to one (1) vote for each matter considered;

                          2.      On February 14, 1996, there were 52,250
shares of First Series A Convertible 5% Preferred Stock issued and outstanding. Each share of First Series A Convertible Preferred Stock is entitled to forty
(40) votes for each matter considered;

                          3.      On February 14, 1996, there were 175,700
shares of Second Series B Convertible 8% Preferred Stock issued and outstanding. Each share of Second Series B Convertible Preferred Stock is entitled to one hundred (100) votes for each matter considered;

                          4.      On February 14, 1996, there were 22,876
shares of Series C Convertible Preferred Stock issued or to be issued and outstanding. Each share of Series C Convertible Preferred Stock is entitled to ten (10) votes for each matter considered;

                          5.      On February 14, 1996, there were 32,150
shares of Third Series S Convertible Participating Preferred Stock issued and outstanding. Each share of the Third Series S Convertible Participating Preferred Stock is entitled to one hundred (100) votes for each matter considered; and

                          6.      On February 14, 1996, there were 548,879
shares of Fourth Series P Convertible Participating Preferred Stock issued and outstanding. Each share of the Fourth Series P Convertible Participating Preferred Stock is entitled to ten (10) votes for each matter considered.

                          The total number of votes which may be cast
at the Meeting is 46,558,648.

                          The shares of the Company's stock represented by each
properly executed proxy will be voted at the Meeting in the manner specified in such proxy, or, if not specified, will be voted FOR the election of the three nominees to the Board of Directors, FOR the ratification of Gitomer & Berenholz, P.C. as the Company's independent auditors, and FOR the authorization of additional shares of common stock and preferred stock of the Company, and in the discretion of the persons named in the proxy, if granted, on all other matters properly presented to the Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                 The following table sets forth certain information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock, each director, and all executive officers and directors of the Company as a group, as of February 14, 1996, and their percentage ownership of Common Stock and their percentage voting power.


=====================================================================================================
                Name and Address of                      Amount and Nature of               Percent
                 Beneficial Owners                      Beneficial Ownership(1)            Ownership
-----------------------------------------------------------------------------------------------------
 George S. Smith(2)                                                6,279,840                   25.9%
 3130 Alexis Drive
 Palo Alto, California 94304
-----------------------------------------------------------------------------------------------------
 H. Thomas Ferstl(3)                                               4,165,920                   18.8%
 8761 State Street
 Millington, MI  48746
-----------------------------------------------------------------------------------------------------
 Avonwood Capital Corporation(4)                                   2,200,800                   10.9%
 3 Radnor Corporation Center
 Suite 400
 Radnor, PA  19087
-----------------------------------------------------------------------------------------------------
 John Arrillaga(6)                                                 1,770,680                    9.0%
 1950 Cowper Street
 Palo Alto, CA  93401
-----------------------------------------------------------------------------------------------------
 Richard Peery(7)                                                  1,770,680                    9.0%
 2200 Cowper Street
 Palo Alto, CA  94301
-----------------------------------------------------------------------------------------------------
 James B. Salmon(8)                                                1,696,160                    8.8%
 1525 Lakesite Drive
 Birmingham, AL  35235
-----------------------------------------------------------------------------------------------------
 Hans J. Kaemmlein(9)                                              1,731,120                    8.8%
 80 Orville Drive
 Bohemia, NY 11716
-----------------------------------------------------------------------------------------------------
 Sean F. Lee(5)                                                    1,678,410                    8.5%
 InfoPak, Inc.
 8855 N. Black Canyon Highway, Suite 2000
 Phoenix, AZ 85021
-----------------------------------------------------------------------------------------------------
 Marton & Kjellaug M. Klepp(10)                                    1,350,750                    7.0%
 12 Day Road
 Armon, NY  10504
-----------------------------------------------------------------------------------------------------
 John L. Miller(11)                                                1,250,000                    6.5%
 Dimensional Visions Group, Ltd.
 45 E. Main Street, Suite B
 Los Gatos, CA 95030
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
 Alejandro & Lida Zaffaroni(12)                                    1,244,190                    6.5%
 4005 Miranda Ave., Suite 180
 Palo Alto, CA  94304
-----------------------------------------------------------------------------------------------------
 Peter L. Jensen(13)                                               1,111,270                    5.8%
 2158 Balboa Avenue
 Del Mar, CA  93014
-----------------------------------------------------------------------------------------------------
 Robert & Jacqueline Stibor(14)                                    1,045,380                    5.6%
 9016 Thornberry Lane
 Las Vegas, NV  89134
-----------------------------------------------------------------------------------------------------
 Steven M. Peck(15)                                                1,000,000                    5.3%
 Dimensional Visions Group, Ltd.
 718 Arch Street, 202N
 Philadelphia, PA 19106
-----------------------------------------------------------------------------------------------------
 All executive officers and directors as a group                   3,638,410                   16.8%
 (3 persons)(16)
=====================================================================================================

(1) Except as otherwise indicated, all of the shares are owned beneficially and of record. Beneficial ownership has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2) Mr. Smith, the Chairman of the Company's Board of Directors, owns 10,000 shares of the Company's Common Stock and 21,000 shares of the Company's Third Series S Convertible Participating Stock which is convertible into 2,100,000 shares of the Company's Common Stock. Also included in the amount are common stock purchase warrants to purchase 2,669,840 shares of the Company's Common Stock and preferred stock purchase warrants to purchase 15,000 shares of the Company's Second Series B Convertible Preferred 8% Stock which is the equivalent of 1,500,000 shares of the Company's Common Stock.

(3) Mr. Ferstl owns 3,000 shares of the Company's First Series A Convertible 5% Preferred Stock which is convertible into 120,000 shares of Common Stock, 30,000 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 3,000,000 shares of Common Stock and 3,592 shares of Series C Convertible Stock which is convertible into 35,920 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 1,010,000 shares of the Company's Common Stock.

(4) Avonwood Capital Corporation owns 3,000 Series S Participating Convertible Preferred Stock convertible into 300,000 shares of Common Stock and 15,080 Fourth Series P Convertible Preferred Stock convertible into 150,800 of Common Stock. Also included in the amount are common stock purchase warrants to purchase 1,750,000 shares of the Company's Common Stock.

(5) Mr. Lee, a Director of the Company and Chief Executive Officer of InfoPak, Inc. owns 152,841 shares of Fourth Series P Convertible Participating Preferred Stock convertible into ten shares of Common Stock for every one share of Fourth Series P Convertible Participating Preferred Stock. Of this amount, 145,841 shares is owned by the Lee Family Partnership of which Mr. Lee is the general partner. Also includes common stock purchase warrants to purchase 150,000 shares of the Company's common stock.

(6) Mr. Arrillaga owns 5,000 shares of the Company's First Series A Convertible 5% Preferred Stock which is convertible into 200,000 shares of Common Stock, 15,000 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,500,000 shares of Common Stock and 2,068 shares of Series C Convertible Stock which is convertible into 20,680 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 50,000 shares of the Company's Common Stock.

(7) Mr. Peery owns 5,000 shares of the Company's First Series A Convertible 5% Preferred Stock which is convertible into 200,000 shares of Common Stock, 15,000 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,500,000 shares of Common Stock and 2,068 shares of Series C Convertible Stock which is convertible into 20,680 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 50,000 shares of the Company's Common Stock.

(8) Mr. Salmon owns 490,000 shares of the Company's Common Stock and 11,500 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,150,000 shares of Common Stock and 616 shares of Series C Convertible Stock which is convertible into 6,160 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 50,000 shares of the Company's Common Stock.

(9) Mr. Kaemmlein owns common stock purchase warrants to purchase 200,000 shares of the Company's Common Stock. Also included are the following, which are held in the name of Software Marketing Corporation, which is solely owned by Mr. Kaemmlein: (a) 15,000 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,500,000 shares of Common Stock, and (b) 3,112 shares of Series C Convertible Stock which is convertible into 31,120 shares of Common Stock.

(10) Mr. and Mrs. Klepp jointly own 57,500 shares of the Company's Common Stock and 12,500 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,250,000 shares of Common Stock and 1,825 shares of Series C Convertible Stock which is convertible into 18,250 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 75,400 shares of the Company's Common Stock.

(11) Mr. Miller, an officer of the Company, owns 50,000 shares of the Company's Common Stock, and 3,000 shares of the Company's Third Series S Convertible Participating Preferred Stock which is convertible into 300,000 shares of the Company's Common

        Stock. Also included in the amount are common stock purchase warrants to purchase 900,000 shares of the Company's Common Stock. Not included are common stock purchase warrants to purchase 2,000,000 shares of the Company's Common Stock, which are being held by the Company in escrow, subject to Mr. Miller meeting certain job performance goals.

(12) Mr. and Mrs. Zaffaroni jointly own 12,200 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,220,000 shares of Common Stock and 2,419 shares of Series C Convertible Stock which is convertible into 24,190 shares of Common Stock.

(13) Mr. Jensen owns 20,000 shares of the Company's Common Stock and 10,500 shares of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 1,050,000 shares of Common Stock and 1,627 shares of Series C Convertible Stock which is convertible into 16,270 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 25,000 shares of the Company's Common Stock.

(14) Mr. and Mrs. Stibor own directly or jointly 250,000 shares of the Company's Common Stock, 5,000 shares of the Company's First Series A Convertible 5% Preferred Stock which is convertible into 200,000 shares of Common Stock, 5,000 of the Company's Second Series B Convertible 8% Preferred Stock which is convertible into 500,000 shares of Common Stock and 38 shares of Series Convertible Stock which is convertible into 380 shares of Common Stock. Also included in the amount are common stock purchase warrants to purchase 95,000 shares of the Company's Common Stock.

(15) Mr. Peck, the Company's President and Chief Executive Officer owns common stock purchase warrants to purchase 1,000,000 shares of the Company's Common Stock.

(16) Does not include common stock purchase warrants to purchase in the aggregate 3,819,840 shares of the Company's Common Stock, and warrants to purchase 15,000 shares of the Company's Series B Convertible Preferred 8% Stock which would be convertible into 1,500,000 shares of the Company's Common Stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL YEARS 1994 AND 1995

LIQUIDITY AND CAPITAL RESOURCES

        As of June 30, 1995, the Company had a working capital deficiency of $138,013, compared with a working capital deficiency of $85,149 in 1994.
During the period ended June 30, 1995, the Company raised $757,000 through the sale of its promissory notes in private placements and approximately $39,000 through the exercise of warrants. The Company's selling and marketing efforts had been limited until adequate funding was obtained. During the period the Company was taking selected orders based upon availability of inventory used in the production process.

        On April 25, 1995, substantially all of the long term note holders (see
Note 5 of Notes to Consolidated Financial Statements) agreed to defer all interest payments on the notes until the notes mature beginning in fiscal 1997, or upon the consummation of long term financing and/or strategic partner relationship, to convert the notes and accrued interest into 8% Series B Convertible Preferred stock through the exercise of the Series B Redeemable Warrants. As of September 18, 1995, there was approximately $1,942,000 principle amount of long-term notes issued. Management believes that the InfoPak acquisition and the raising of $750,000 through the sale of Common Stock meets the conditions by which conversion of the long-term notes will occur. However, no assurance can be given as to how many of the long-term notes will be converted into Series B Redeemable Warrants.

RESULTS OF OPERATION

        During the fiscal year ended June 30, 1995, the Company began limited production. The net loss for the period was $1,192,332 compared with a net loss of $1,069,642 for the fiscal year ended June 30, 1994. For the period the Company paid consulting fees and expenses of approximately $235,000 which were not related to research and development, and consulting fees of approximately $137,720 relating to research and development. Salaries totaled approximately $243,000 during the period. Other expenses during the period included outside production costs consisting of plastic, printing and separating of approximately $117,000, travel and related expenses of approximately $62,000 and approximately $72,000 for office rent and utilities expenses. Professional fees for the period were approximately $46,000. Interest expense for the period totaled approximately $208,700 which includes $141,200 of accrued interest and $67,500 of additional interest relating to the issuance of warrants.

        Revenues for the period were approximately $135,000. Operational funding needed to fully commence operations, i.e., purchase additional inventory and equipment, offer a variety of DV3D(TM) products, hire additional personnel and maintain good working relationships with third party vendors was not obtained until after the period.

        The Company's independent auditors report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

EVENTS SUBSEQUENT TO JUNE 30, 1995

        The Company has been funding its operations by selling its securities in private placements, short-term borrowing, equipment sales, and accruing compensation to certain employees and consultants.

        Subsequent to June 30, 1995, the Company raised a total of $895,000 through the private placement of its secured notes and Common Stock, which has allowed DVG to commence full operations. The $145,000 secured 10% notes (including (I) warrants to purchase 14,500 shares of Series B Convertible Preferred, each share of which is convertible into 100 shares of the Company's Common Stock, and (ii) warrants to purchase 105,000 shares of the Company's Common Stock) were sold for $145,000. The Company sold 3,000,000 shares of its Common Stock through a Regulation S stock offering for $750,000. At the time the Company initially entered into negotiations for the Regulation S offering, the market price of its common stock ranged between $.40 and $.75 per share. When negotiations were concluded, the market price approximated $1.89 per share, however, the purchasers were unwilling to increase their offered purchase price.. As the Company had been attempting to raise funds for a period of time with limited success, the Board of Directors determined that the above offering was still in the best interest of the Company in order to continue its financial viability. Also, at the time of the offering, the Company anticipated a second funding through the same placement agent at a smaller discount from the market price for an amount considerably more than the above offering. However, the second placement did not occur.

        In September 1995, the Company acquired all of the outstanding capital stock of InfoPak for 500,000 shares of its Series P Convertible Preferred Stock, each share of which is convertible into 10 shares of the Company's Common Stock. For the fiscal year ended December 31, 1994, InfoPak had revenue from sales of $2,199,089, a net loss of $191,617 and a retained earnings deficit at the end of the year of $327,487.

        The Company believes it has sufficient funds to maintain its DVG operations for the balance of the current fiscal year whether or not it generates sales. InfoPak is currently in discussions with a major distributor regarding renegotiation of a distribution agreement. It is possible that InfoPak and the distributor may not reach an agreement. InfoPak has developed an alternative marketing program, which may have the effect of slower sales until the marketing program is developed and fully operational. The Company can give no assurances that it will not need additional funds for InfoPak's operations. The Company intends to seek additional funding to expand both DVG and InfoPak's business to include new products and increased research and development activity. No assurance can be given that the Company will be able to obtain funds sufficient to meeting its capital needs. The Company's outside auditors have qualified their report as to the ability of the Company to continue as a going concern.

SIX MONTHS ENDED DECEMBER 31, 1994 AND 1995

RESULTS OF OPERATIONS

During the three months ended December 31, 1995 the net loss was ($562,915) compared to a net loss of ($232,046) for the three months ended December 31, 1994. During the three month period ended December 31, 1995, the Company had revenues of $309,389 and gross profit of $82,520, compared to revenues of $48,521 and a gross loss of ($15,469) for the comparable period in 1994. The 1995 results include the operations of InfoPak which was acquired on September 12, 1995.

InfoPak accounted for $69,171 of the Company's revenues and $36,465 of the gross profit for the three month period ended December 31, 1995.

In the third quarter of fiscal year 1995, the Company delivered to a major producer of graphic arts consumer products, a variety of DV3D(TM) print products for test marketing. The tests were completed in the first quarter of fiscal year 1996, and the Company has subsequently received through its major distributer three commercial orders for these DV3D(TM) print products. The second order totaling approximately $225,000 was delivered in November 1995. The Company has received a third order from this distributor totaling approximately $ 240,000 for delivery in February and anticipates further orders from this distributor.

The Company is attempting to continue to lower the costs of producing its product. The main areas for this effort are with the Company's third party suppliers of lenticular material and printing for its DV3D(TM) print products.

Operating expense was $594,862 for the three months ended December 31, 1995 compared to $183,295 for the three months ended December 31, 1994. InfoPak's operating expenses were $200,152 for the three months ended December 31, 1995. Engineering and development, marketing and general administrative costs for DVG were $71,114, $30,359, and $293,237, respectively for the quarter ended December 31, 1995, compared to $62,004, $27,116, and $94,135 for the quarter ended December 31, 1994. The $199,100 increase in the Company's general administrative expense was primarily due to approximate increases in consulting costs of $80,000, legal fees $8,500, accounting costs of $40,400, compensation of $39,500, and $15,000 for stockholder communications.

Interest expense decreased $29,210 due to the conversion of $1,752,000 of 10% Secured Notes to preferred stock, while interest income increased with the short-term investments of the proceeds of the $675,000 net sale of common stock on September 5,1995. Amortization of the goodwill incurred in the acquisition of InfoPak was $51,308 for the quarter ended December 31, 1995.

InfoPak currently produces and markets the InfoPak System(TM) to the residential real estate agent marketplace as the InfoPak Portable MLS(TM). The Portable MLS(TM) is currently the only product being sold. The Portable MLS(TM) product was marketed through four distributors. The MLS product has not generated revenues as expected by InfoPak, nor does InfoPak have any back orders for its product at this time. InfoPak was unable to make any sales during the three months ended December 31, 1995 through its primary distributor due to legal negotiations over the terms of their distribution agreement. InfoPak's revenues during the quarter totaled $69,171 compared to $239,432, in the corresponding quarter in 1994. On February 8, 1996, negotiations with InfoPak's primary distributor were successfully concluded in an out of court agreement, whereby, InfoPak and the distributor entered into a new distribution agreement with more favorable terms for InfoPak. In addition, a third party has acquired one of the less significant distributors which, should lead to increased sales for InfoPak. These sales are anticipated to commence in February 1996.

In October 1995, InfoPak entered into a Letter of Intent with a division of Spectrum Media, Inc. to form a joint venture. Negotiations are continuing between the parties and no assurance can be given that a definitive agreement can be reached.

During the six months ended December 31, 1995 the net loss was ($1,005,978) compared to a net loss of ($513,298) for the six months ended December 31, 1994. During the six month period ended December 31, 1995, the Company had revenues of $522,425 and gross profit of $136,140, compared to revenues of $62,645 and a gross loss of ($18,944) for the comparable period in 1994. The 1995 results includes the operations of InfoPak which was acquired on September 12, 1995.

Operating expense was $1,036,847 for the six months ended December 31, 1995, compared to $433,820 for the six months ended December 31, 1994. InfoPak's operating expenses were $239,610 for the December 31, 1995 period. Engineering and development, marketing and general administrative costs for DVG were $116,158, $73,970, and $607,112, respectively for the six month ended December 31, 1995, compared to $169,769, $61,137, and $202,914 for the six months ended December 31, 1994. The $53,600 reduction in development resulted primarily from the completion of the initial development of the DV3D(TM) print product. The Company anticipates continued efforts to refine and improve its DV3D(TM) product. The $404,000 approximate increase in general administrative cost was due primarily to consulting expenses of $213,700 (including $100,000 value of warrants issued to an affiliate), additional increased legal fees of $30,200, accounting costs of $45,800, audit fees of $24,600, compensation costs of $54,700, prior rent settlement costs of $20,000, and $15,000 for stockholder communications.

Interest expense decreased $8,596 due to the conversion of $1,752,000 of 10% Secured Notes to preferred stock, while interest income increased primarily due to the short-term investments of the proceeds of the $675,000 net sale of common stock on September 5,1995. Amortization of the goodwill incurred in the acquisition of InfoPak was $59,858 for the six months ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

On December 31, 1995, the Company had working capital of $115,206, compared to a working capital deficiency of ($138,013) on June 30, 1995. During the three month period ended September 30, 1995, the Company converted $1,757,000 principle amount of its 10% secured notes to 8% Series B Convertible Preferred Stock and also converted $228,760 of interest due on its 10% secured notes to Series P Convertible Preferred Stock. Operating revenues for the three months ended December 31, 1995, totaled $309,389, compared to $213,036 for the three months ended September 30, 1995, and compared to $48,521 for the three months ended December 31, 1994.

The Company's current financial position continues to be precarious.   The
Company will need additional funding in order to maintain current operations, extend its product lines, and to enter into any merger, acquisition or joint venture. The Company has been funding its operations by selling its securities in private placements, short-term borrowing, sales, and accruing compensation to certain employees and consultants. The Company continues to discuss with third parties the raising of additional funds. The amount of third party funding, if any, will depend to some extent on the Company's revenues and cash flow from operations. No assurance can be given that the Company will be able to obtain the additional funds necessary to maintain its existing operations. In the event the Company is not able to secure sufficient funds on a timely basis necessary to maintain its current operations, it may cease all or part of its existing operations or may seek protection under the federal bankruptcy laws.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

                 At the Meeting, three (3) Directors will be elected to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Nominees receiving a plurality of the votes cast will be elected as directors. Unless contrary instructions are indicated, the shares represented by a properly executed proxy will be voted FOR the election of the nominees named below, each of whom presently serves on the Board of Directors of the Company. The Company is not aware of any reason why any of the nominees, if elected, would be unable to serve as directors. Should any nominee become unavailable to serve as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other nominee as recommended by the Board of Directors.

                                                   Director
                                                   --------
Name                              Age              Since            Position
----                              ---              -----            --------
George S. Smith                   61               1992             Director, Chairman of the Board of Directors

Steven M. Peck                    39               1995             Chief Executive Officer, President, Chief Financial Officer of
                                                                    Company and Director

Sean F. Lee                       55               1995             Chief Executive Officer, of InfoPak, Inc., and Director

-----------------------

                 Mr. Smith was appointed Chairman of the Board in April 1992. From April 1992 until September 12, 1995, Mr. Smith served as the Chief Executive Officer of DVG. From 1980 to 1988, Mr. Smith was a Senior Vice-President at Drexel Burnham Lambert. From 1988 to 1990 he was a Senior Vice President at Shearson Leahman Brothers. From September 1990 until April 1992, Mr. Smith was on sabbatical for corrective back surgery. Mr. Smith is an honors graduate in economics with a minor in engineering from San Jose State University.

                 Mr. Peck was appointed to his position in September 1995. Prior to his joining the Company, Mr. Peck had been a private investor since March, 1995. From 1986 to March, 1995, Mr. Peck was with the Bachman Company, a snack food manufacturer, as their Director of Marketing. From 1982-1986, Mr. Peck was Director of Marketing at Fleer Corporation, a manufacturer of confectionery, sports/entertainment trading cards and other licensed products. Mr. Peck graduated from the University of North Carolina with a Bachelor of Arts Degree.

                 Mr. Lee was appointed a Director in September 1995. Mr. Lee has served as InfoPak's Chief Executive Officer since January 1992. In April 1994, Mr. Lee co-founded and became Chairman of the Board of Directors of Auto X-ray, Inc., a privately held company (diagnostic system for American automobiles). From September 1988 until December 1991, Mr. Lee served as a director, Chief Executive officer and President of Builder's Express, a publicly held company based in San Antonio, Texas which filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code in 1991.

                 Directors serve until the next annual meeting or until their successors are qualified and elected. Officers serve at the discretion of the Board of Directors.

                 The Delaware General Corporation Law permits a corporation through its Certificate of Incorporation to eliminate or limit its directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividend, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation limits its directors' liability to the extent permitted by this statutory provision. The limitation of liability provision does not eliminate a stockholder's right to seek non-monetary, equitable remedies such as injunction or rescission to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations and there may be instances in which no effective remedy is available.

MEETINGS OF THE BOARD OF DIRECTORS

                 The Board of Directors held eight (8) meetings during the last fiscal year and nine (9) meetings since the last fiscal year. The Board of Directors does not have nominating, audit or compensation committees.

DIRECTORS' FEES

                 Outside members of the Board of Directors are not paid a fee, but are reimbursed for expenses, for each meeting of the Board of Directors or Committee thereof attended.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

                 Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company, as well as persons who own more than 10% of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership of Forms 3, 4 and 5 with the Securities and Exchange Commission. The Company believes that other than as set forth below, all Reporting Persons have complied on a timely basis with all filing requirements applicable to them.

                 Mr. Ferstl was required to file a Form 3 within 10 days of when his beneficial ownership of the Company's Common Stock exceeds 10%. This occurred on December 17, 1992 when he acquired 1,000,000 of his warrants to purchase the Company's Common Stock. As of this date, the Company has no record of his filing a Form 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                 In July of 1993 Mr. George Smith was granted warrants to purchase 1,000,000 shares of the Company's Common Stock for a five year period at an exercise price of $.15 per share. Also in July 1993, 600,000 warrants to purchase the Company's Common Stock for five years at $.15 per share were issued to Mr. Smith and 687,495 warrants were canceled by the Company at prices ranging between $.4375 and $1.00 per share. Mr. Smith is a consultant to the Company at a current fee of $5,000 per month.

                 Mr. Sean F. Lee has an employment agreement with InfoPak, a wholly owned subsidiary of the Company. The term of the agreement is three years ending in September 1998. Mr. Lee's base compensation is $100,000 per year. Mr. Lee is also entitled to participate in InfoPak's Bonus Plan. The Bonus Plan is set at 10% of InfoPak's pre-tax profits. Fifty percent of the Bonus Plan is set aside for target management compensation. Mr. Lee's target compensation is $300,000 per year and his percentage of the 50% is 62%. The other 50% of the Bonus Plan is set aside for all InfoPak employees, including management. Pursuant to the Agreement, Mr. Lee was appointed to the Company's Board of Directors and the Company is required to nominate Mr. Lee to continue to serve on the Board of Directors during the term of the Agreement. Mr. Lee also received 7,000 shares of the Company's Series P Convertible Preferred
Stock as a signing bonus.    Each share of the Series P Convertible Preferred
Stock is convertible into 10 shares of the Company's Common Stock.

                 In September 1995, Mr. Lee and his spouse as a creditor of InfoPak cancelled a promissory note in the amount of $170,039 in exchange for 13,702 shares of the Company's Series P Convertible Preferred Stock. In October 1995, Mr. Lee was granted common stock purchase warrants to purchase 150,000 shares of the Company's common stock. The warrants are for a five year period with an exercise price of $.15 per share.

                 Mr. Lee is a party to an Asset Purchase Agreement dated September 6, 1995, between InfoPak, Mr. Lee and two other executive officers of InfoPak. Pursuant to the terms of the Agreement Mr. Lee and the other InfoPak executives sold certain digital sound device technology to InfoPak in return for a royalty of 3% (1% to each seller) of the net revenue per quarter from any sales of the device. Net revenue is defined in the Agreement to be gross revenues from the sale or license of the technology less returns. The term of the Agreements is the earlier of seventeen years or for the term of any patent that may be issued on the technology.

                 Mr. John L. Miller, an officer of the Company, has an agreement with the Company whereby he has been granted 2,000,000 warrants in July 1993 to purchase the Company's common stock at $.15 per share for a five year period and will vest upon the completion of certain technical and production benchmarks. Mr. Miller was also issued 100,000 warrants to purchase the Company's Common Stock in July of 1993 at $.15 per share exercisable over a
five year period.   Additionally, Mr. Miller owns 50,000 shares of the
Company's Common Stock, valued at $.10 per share, which were granted in January of 1995 as a bonus. In August 1995, Mr. Miller converted 300,000 shares of the Company's Common Stock (which were granted in January 1994 in lieu of $30,000 of accrued compensation) into the Company's Series S Participating Convertible Preferred Stock. Mr. Miller's current compensation is $6,000 per month, of which $1,000 is being deferred until the Company has a positive cash flow.

                 Mr. Steven M. Peck was issued warrants to purchase 1,000,000 shares of the Company's Common Stock in September 1995 at an exercise price of $.25 per warrant with a term of five years as a condition of his employment. In December 1995, the Company and Mr. Peck entered into an employment agreement. The agreement which is effective January 1, 1996, is for a three year term, with a base salary of $125,000 per year. Such base salary shall be subject to increases by the Board of Directors upon annual review.

EXECUTIVE COMPENSATION

Summary Compensation Table

                 The following table sets forth the total compensation earned by or paid to the named executive officer by the Company for the fiscal year ended June 30, 1995.


====================================================================================================================
                                                                                    LONG TERM COMPENSATION
                                                                        --------------------------------------------
                                         ANNUAL COMPENSATION                     AWARDS                  PAYOUTS
                         ======================================================================================================
                                                               OTHER      RESTRICTED     SECURITIES                   ALLOTHER
                                                               ANNUAL        STOCK       UNDERLYING         LTIP        COMPEN
                           YEAR    SALARY ($)    BONUS ($)  COMPENSATION  AWARDS ($)    OPTIONS/SARs       PAYOUTS      SATION
                                                                ($)                         (#)              ($)         ($)
-------------------------------------------------------------------------------------------------------------------------------
 George S. Smith           1995        $0          $5,000   $107,138(2)       $0              -0-            $0           $0
 (Former Chief Executive
  Officer)(1)
===============================================================================================================================




(1)              Mr. George S. Smith resigned as Chief Executive Officer in
                 September 1995.
(2) Represents $31,099 of travel expenses, 16,039 of living expenses and consulting fees of $60,000. Does not include $36,000 of consulting fees accrued in fiscal year 1995.

==================================================================================================================

                   OPTIONS/SAR GRANTS IN THE FISCAL YEAR 1995

------------------------------------------------------------------------------------------------------------------

                               INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------------------
                                                 NUMBER OF       % OF TOTAL
                                                SECURITIES      OPTIONS/SARs       EXERCISE
                                                UNDERLYING       GRANTED TO           OR
                                                OPTION/SARs     EMPLOYEES IN      BASE PRICE        EXPIRATION
                 NAME                    YEAR   GRANTED(#)      FISCAL YEAR        ($/Share)           DATE
------------------------------------------------------------------------------------------------------------------
 George S. Smith,
  (Former Chief Executive Officer)(1)    1995     -0-               -0-               -0-              -0-
------------------------------------------------------------------------------------------------------------------

==================================================================================================================


(1)              Mr. Smith resigned as Chief Executive Officer in September
                 1995.

====================================================================================================================================

AGGREGATED OPTIONS/SAR EXERCISES IN THE FISCAL YEAR 1995 AND FY- END OPTION/SAR VALUES


====================================================================================================================================

                                                                              Number of Securities                 Value of
                                              Shares                         Underlying Unexercised              Unexercised
                                              Acquired                           Options/SARs at          In-the-Money Options/SARs
                                                on                                 FY-End (#)                    at FY-End($)
               Name                 Year    Exercise(#)  Value Realized   Exercisable/Unexercisable(1)  Exercisable/Unexercisable(1)
====================================================================================================================================
 George S. Smith                    1995        $0             $0              2,669,840(E)/O(U)                   $693,135
 (Former Chief Executive Officer)(1)
====================================================================================================================================



(1)              Mr. Smith resigned as Chief Executive Officer in September
                 1995.

INDEPENDENT PUBLIC ACCOUNTANTS

On February 17, 1995, the Company notified its independent auditors, Rudolph Palitz, that they were dismissed. Also, on February 17, 1995, the Company engaged Gitomer & Berenholz, P.C. as its independent auditors.

Rudolph Palitz performed no auditing work for the Company. There was no disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of such disagreement.

The Company has authorized Rudolph Palitz to respond fully to any inquiries of the Company's successor accountant.

The determination to change accountants was unanimously approved by the Company's Board of Directors.

                                  PROPOSAL 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                 Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Gitomer & Berenholz, P.C. as the independent auditors to examine the Company's financial statements for fiscal year 1996. The Board of Directors unanimously recommends that the stockholders vote FOR such ratification.

Vote Required for Approval

                 The affirmative vote of holders of a majority of the outstanding shares of the Company's voting stock is required in order to approve this proposal. If the stockholders do not ratify this appointment, other independent auditors will be considered by the Board of Directors upon recommendation of the Audit Committee.

                 Representatives of Gitomer & Berenholz, P.C. are expected to attend the meeting and will have the opportunity to make a statement if they so choose and to respond to appropriate questions.

                                  PROPOSAL 3

               AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK
                              AND PREFERRED STOCK


BACKGROUND

                 As of the date of this Proxy Statement, the Company has 2,033,902 shares of authorized but unissued or not reserved shares of Common Stock. However, as of the date of this Proxy Statement, the Company has, issued and outstanding, the following warrants and convertible preferred stock, which if exercised or converted, as the case may be, require the issuance of Common Stock substantially in excess of the current authorized Common Stock of the Company:

                 1. Fifty-two thousand two hundred and fifty (52,250) shares of First Series A Convertible 5% Preferred Stock, at $.001 par value per share, 100,000 shares authorized, convertible into common stock at the rate of forty (40) shares of common stock for each share of the First Series A Convertible Preferred Stock;

                 2. Twenty-two thousand five hundred (22,500) preferred stock purchase warrants to purchase the Company's Second Series B Convertible 8% Preferred Stock. Each share of the Second Series B Convertible Preferred Stock is convertible at the rate of one hundred (100) shares of common stock;

                 3. One hundred seventy-five thousand seven hundred (175,700) shares of Second Series B Convertible 8% Preferred Stock, at $.001 par value per share, 200,000 shares authorized, convertible at the rate of one hundred (100) shares of common stock for each share of Second Series B Convertible Preferred Stock;

                 4. Twenty-two thousand eight hundred seventy-six (22,876) shares of Series C Convertible Preferred Stock, at $.001 par value per share, 1,000,000 shares authorized, convertible at the rate of ten (10) shares of common stock for each share of Series C Convertible Preferred Stock;

                 5. Five hundred forty-eight thousand eight hundred seventy-nine (548,879) shares of Fourth Series P Convertible Participating Preferred Stock at $.001 par value per share, 600,000 authorized convertible at the rate of ten (10) shares of common stock for each share of Series P Convertible Participating Preferred Stock.

                 6. Thirty-two thousand one hundred and fifty (32,150) shares of Third Series S Convertible Participating Preferred Stock, at $.001 par value per share, 50,000 shares authorized, convertible at the rate of one hundred (100) shares of common stock for each share of Third Series S Convertible Participating Preferred Stock;

                 7. Seventeen million nine hundred sixty-six thousand ninety eight (17,966,098) fully paid and non-assessable common stock purchase warrants.

                 The total number of shares of common stock which would be outstanding assuming all of the warrants and convertible preferred stock were to be exercised or converted is 66,597,212.

                 The Company's one million eight hundred and thirteen thousand one hundred and sixty-nine (1,813,169) Class B Redeemable Common Stock Purchase Warrants exercisable into three million eight hundred and seven thousand six hundred and fifty-five (3,807,655) shares of the Company's Common Stock expired on December 8, 1995.

                 The Company's First Series A Convertible 5% Preferred Stock and the Company's Second Series B Convertible 8% Preferred Stock were issued through private placements for the purpose of increasing the capital of the Company. The Series C Convertible Preferred Stock was issued to certain holders of the Company's secured notes in lieu of accrued interest. The Third Series S Convertible Participating Preferred Stock was issued to certain stockholders consisting mainly of officers and directors of the Company in exchange for such stockholders' shares of common stock. Such common stock was then sold on September 5, 1995 for the purpose of raising additional capital. The Fourth Series P Convertible Participating Preferred Stock was issued to InfoPak shareholders in exchange for all of the outstanding capital stock of InfoPak, on September 12, 1995. Certain financial information with regard to the acquisition of InfoPak is set forth in Appendix I.

                 To accommodate the future exercise of the warrants and/or conversion of the convertible preferred stock described above and to provide additional shares which may be sold to raise capital or consummate acquisitions, at the Meeting, the stockholders will vote on a proposal to amend the Company's Certificate of Incorporation to authorize in the aggregate 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

                 The Company intends to seek additional funding by the sale of shares and/or to acquire other business ventures which would require the issuance of the Company's securities. The Company is currently negotiating the possible acquisition of a business, but no agreements have been signed, there is no assurance that any agreements will ever be signed, and there is no assurance that even if agreements are signed, such acquisition will actually be consummated.

DESCRIPTION OF PROPOSED AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION

                 To effect the proposed amendment to the Company's Certificate of Incorporation to authorize in the aggregate 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, Article FOURTH of the Certificate of Incorporation would be amended to provide as follows:

                 The total number of shares of stock which the corporation shall have authority to issue is One Hundred and Ten Million (110,000,000), consisting of Ten Million (10,000,000) shares of Preferred Stock, all of the par value of ($.001), and One Hundred Million (100,000,000) shares of Common Stock, all of a par value of ($.001).


INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

                 General. The Company is presently authorized to issue 20,000,000 shares of common stock, par value $.001 per share. Of such number, 17,966,098 shares were issued and outstanding at February 14, 1996. The proposed amendment to the Certificate of Incorporation would increase the number of authorized shares of common stock from 20,000,000 to 100,000,000. Such additional authorized shares of common stock will have no preemptive rights. No further vote of the stockholders will be required to issue such additional shares of authorized common stock.

INCREASE IN AUTHORIZED SHARES OF PREFERRED STOCK

                 General. The Company is authorized to issue 2,000,000 shares of preferred stock, par value $ .001 per share. Of such number, 831,855 shares were issued and outstanding at February 14, 1996. The proposed amendment to the Certificate of Incorporation would increase the number of authorized shares of preferred stock from 2,000,000 to 10,000,000. No further vote of the stockholders will be required to issue such additional shares of authorized preferred stock.

                 Under Delaware law and under the terms of the Certificate of Incorporation, the Company's preferred stock may be issued in series established from time to time by the Board of Directors. In this connection, the Board of Directors has broad discretion to set the terms of the preferred stock, and, if it decided to, may fix for each series, without further stockholder approval, (1) the rate of the dividend, (2) the price at which and the terms and conditions on which shares may be redeemed, (3) the amount payable upon shares in the event of voluntary or involuntary liquidation, (4) sinking fund provisions, if any, for the redemption of the Company or purchase of shares, (5) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion, and (6) voting rights, if any.

                 The Board of Directors may fix the number of votes to which each share of preferred stock is entitled, or deny voting rights to the shares of any series, except to the extent voting rights are expressly granted by applicable law. Depending upon the terms or voting rights granted to any series of preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock or other preferred stock.

                 It is not possible to state the actual effect of the authorization of the preferred stock or other classes of stock upon the rights of holders of common stock until the Board of Directors determines the respective rights of the holders of one or more series of the preferred stock. However, such effects might include without limitation: (a) restrictions on dividends on common stock if preferred stock is issued with a preferential (and possibly cumulative) dividend right and dividends on the preferred stock are in arrears; (b) substantial dilution of the voting power of the common stock to the extent that the preferred stock has voting rights or to the extent that any preferred stock is given conversion rights into common stock; and (c) the holders of common stock not being entitled to share in the Company's assets upon liquidation or dissolution until satisfaction of any liquidation preference granted to the preferred stock, which the Board of Directors can set at its discretion. The Board of Directors could also authorize holders of the preferred stock to vote, either separately as a class or with the holders of common stock, on any merger, sale or exchange of assets by the Company or other extraordinary corporate transaction. Shares of preferred stock could also be privately placed with purchasers who might ally themselves with the Board in opposing a hostile takeover bid, diluting the stock ownership or voting power of persons seeking to obtain control of the Company.

                 In addition, the Company may be affected to the extent that preferred stock is issued which is, by its terms, redeemable, either at the option of the Company or the holder of preferred stock, in accordance with such terms and conditions as may be designated by the Board of Directors in creating such series. The amount payable by the Company upon redemption of the preferred stock will be the redemption price fixed for the shares of each series by the Board of Directors and may also include payment of all accumulated and unpaid dividends. There are many other potential effects not mentioned here.


POTENTIAL ANTI-TAKEOVER EFFECTS OF INCREASE IN AUTHORIZED CAPITAL STOCK

                 The Board of Directors is not aware of any attempts to takeover or effect a change in control of the Company. As such, the proposed amendment to the Certificate of Incorporation increasing the authorized capital stock of the Company is not the result of a specific effort by the Board of Directors to thwart any known takeover attempts. Nonetheless, the increase in the authorized shares could be used to impede a takeover attempt since new shares could be issued to dilute the stock ownership of a person attempting to acquire control of the Company.

                 Any provision which discourages the acquisition of Company stock by a person seeking control could be beneficial to the stockholders generally to the extent that it (I) provides for greater stability and continuity of management, (ii) protects stockholders against unfair or inequitable mergers or tender offers, and (iii) helps discourage or prevent a takeover by an acquirer seeking to obtain control in order to break up and auction off the Company's component parts or otherwise act in non- beneficial ways with respect to the Company or its assets. However, such provisions could also have the effect of discouraging, making costlier or more difficult, or preventing a merger or a tender offer which would be beneficial to the Company's stockholders. Moreover, the adoption of the proposed amendments to the Certificate of Incorporation may have the effect of assisting the Company's management in retaining its position, even if removal would be beneficial to the stockholders generally. Consequently, management would be in a better position to resist changes that might benefit stockholders generally, but that might be disadvantageous to management.

GENERAL EFFECT OF APPROVAL OF ADDITIONAL COMMON STOCK AND PREFERRED STOCK

                 Dilution of Voting Power. The approval of additional common stock and preferred stock will have the effect of diluting the voting power of the stockholders entitled to vote only to the extent the warrants described in the Background Section above are exercised. The conversion of existing preferred stock into the additional shares of common stock of the Company have no effect on the voting power of the stockholders of the Company because the preferred stockholders are currently entitled to vote in the same ratio that such preferred stockholders' shares would be converted into common shares of the Company.

                 Dilution of Dividend Rights. To the extent that the warrants described in the Background Section are exercised, the Second Series B Convertible Preferred Stock shareholders right to dividends will be diluted in proportion to any increase in the number of issued Second Series B Convertible Preferred Stock resulting from the exercise of such warrants.

                 The Board of Directors unanimously recommends that stockholders vote FOR this proposal at the Meeting.


VOTE REQUIRED FOR APPROVAL

                 The affirmative vote of the holders of a majority of the outstanding shares of the Company's voting stock is required for the adoption of the proposed amendment to the Certificate of Incorporation authorizing additional shares of common stock and preferred stock.

                             ADDITIONAL INFORMATION
                                 OTHER MATTERS

                 The Board of Directors does not know of any matters to be presented at the Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, it is intended that proxies solicited will be voted on any matters that may properly come before the Meeting in the discretion of the persons named in the proxy.

                           1996 STOCKHOLDER PROPOSALS

                 In order for stockholder proposals for the 1996 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Company at its executive offices, located at 718 Arch Street, Suite 202N, Philadelphia, Pennsylvania 19106, on or before July 1, 1996.

                 The Company's audited financial statements for 1994 and 1995 are incorporated by reference from the Company's 1995 Annual Report.

                                   APPENDIX I


A.               InfoPak, Inc.'s audited financial statements for 1994 and 1993.

B.               InfoPak, Inc.'s unaudited financial statements for the six months ended June 30, 1995.

C.               Dimensional Visions Group, Ltd. Pro Forma Consolidated Statement of Operation.

                                 INFOPAK, INC.


                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT


                     YEARS ENDED DECEMBER 31, 1994 AND 1993




          BILLER, FRITH-SMITH & ARCHIBALD Certified Public Accountants

                                    CONTENTS


                                                                                                     Page
                                                                                                    ------
Independent auditors' report                                                                            1

Financial statements
         Balance sheet                                                                                  2
         Statements of operations and deficit                                                           3
         Statements of cash flows                                                                       4
         Notes to financial statements                                                                5-8



          BILLER, FRITH-SMITH & ARCHIBALD Certified Public Accountants

                  [BILLER, FRITH-SMITH & ARCHIBALD LETTERHEAD]




To the Board of Directors
Infopak, Inc.
Phoenix, Arizona


                          INDEPENDENT AUDITORS' REPORT


We have audited the accompanying balance sheet of Infopak, Inc., as of December 31, 1994, and the related statements of operations and deficit, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infopak, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.



BILLER, FRITH-SMITH & ARCHIBALD

Tarzana, California
May 4, 1995

                                                                               2
                                 INFOPAK, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1994




                                                                ASSETS
                                                                ------
Current assets
         Cash                                                                              $    74,093
         Accounts receivable, net of
           allowance for doubtful
           accounts of $15,000                                                                 129,612
         Notes and other receivables                                                            56,950
         Inventory                                                                             259,982
                                                                                           -----------
                          Total current assets                                                 520,637
                                                                                           -----------
Property, equipment and development costs
  net of accumulated depreciation                                                              118,838
                                                                                           -----------
Deposits                                                                                         1,140
                                                                                           -----------
                                                                                           $   640,615
                                                                                           ===========

                                                LIABILITIES AND STOCKHOLDERS
                                                ----------------------------
Current liabilities
         Accounts payable                                                                  $    42,409
         Accrued payroll                                                                        26,476
         Accrued payroll taxes                                                                  24,025
         Accrued interest                                                                       47,425
         Commissions payable                                                                    31,924
         Royalties payable                                                                     179,028
         Current portion of long-term debt                                                     175,000
                                                                                           -----------
                          Total current liabilities                                            526,287
                                                                                           -----------
Long-term liabilities                                                                          527,894
                                                                                           -----------

Stockholders' deficit
         Common stock, $.01 par value,
           40,000,000 shares authorized,
           5,071,131 shares issued and
           outstanding                                                                          50,711
         Deficit                                                                              (464,277)
                                                                                           -----------
                          Total stockholders' deficit                                         (413,566)
                                                                                           -----------

                                                                                           $   640,615
                                                                                           ===========


See accompanying accountants' audit report and notes to financial statements

                                                                               3
                                 INFOPAK, INC.
                      STATEMENTS OF OPERATIONS AND DEFICIT
                     YEARS ENDED DECEMBER 31, 1994 AND 1993



                                                                           1994                                      1993
                                                                       ------------                              ------------
Revenue from sales                                                     $  2,199,089                              $  3,493,402
Cost of goods sold                                                        1,457,054                                 2,300,138
                                                                       ------------                              ------------
Gross profit                                                                742,035                                 1,193,264
                                                                       ------------                              ------------
Selling and marketing expenses                                              631,908                                   803,871
General and administrative                                                  243,437                                   286,177
                                                                       ------------                              ------------
                                                                            875,345                                 1,090,048
                                                                       ------------                              ------------
(Loss) income before taxes and other expenses                              (133,310)                                  103,216
Interest expense                                                             33,436                                    15,399
                                                                       ------------                              ------------
(Loss) income before income taxes                                          (166,746)                                   87,817
Provision for income taxes                                                        -                                         -
                                                                       ------------                              ------------
Net (loss) income                                                          (166,746)                                   87,817
Deficit, beginning of year                                                 (297,531)                                 (385,348)
                                                                       ------------                              ------------
Deficit, end of year                                                   $   (464,277)                             $   (297,531)
                                                                       ============                              ============



                 See accompanying accountants' audit report and
                         notes to financial statements

                                                                               4
                                 INFOPAK, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993





                                                                                    1994                          1993
                                                                                ------------                  ------------
Cash flows from operating activities:
   Net (loss) income                                                         $     (166,746)                  $     87,817
   Adjustments to reconcile net (loss) income
    to net cash used in operating activities:
   Depreciation and amortization                                                     48,069                         43,000
   Changes in assets and liabilities:
                 Notes and other receivables                                        355,243                       (499,355)
                 Supplies and samples                                                 1,119                         (1,119)
                 Inventory                                                         (259,982)                             -
                 Prepaid expenses                                                         -                          1,746
                 Deposits                                                                 -                            390
                 Accounts payable                                                    26,220                        (21,767)
                 Accrued expenses                                                    26,483                        267,114
                                                                                -----------                   ------------
   Net cash provided by operating activities                                         30,406                       (122,174)
                                                                                -----------                   ------------
Cash flows from investing activities:
   Cash purchases of property and equipment                                         (11,235)                       (22,038)
                                                                                -----------                   ------------
   Net cash used in investing activities                                            (11,235)                       (22,038)
                                                                                -----------                   ------------
Cash flows from financing activities:
   Proceeds from employee loans                                                           -                         64,074
   Proceeds from notes payable                                                       28,655                        107,136
   Repurchase of common stock                                                        (5,155)                             -
   Issuance of common stock                                                               -                          5,866
                                                                                -----------                   ------------
   Net cash provided by financing activities                                         23,500                        177,076
                                                                                -----------                   ------------
Net increase in cash                                                                 42,671                         32,864
Cash, beginning of year                                                              31,422                         (1,442)
                                                                                -----------                   ------------
Cash, end of year                                                               $    74,093                   $     31,422
                                                                                ===========                   ============
Supplemental disclosure of cash flows information:
   Cash paid during the period for:
           Interest                                                             $    21,802                   $          -
                                                                                ===========                     ==========
           Income taxes                                                         $         -                   $          -
                                                                                ===========                     ==========


See accompanying accountants' audit report and notes to financial statements

                                                                               5
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993





1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


                 Line of business

                 The Company designs and manufactures products in the hand held personal computer industry.


                 Property and equipment and depreciation

                 Property and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

                            Machinery and equipment                            3 - 5 years
                            Furniture and fixtures                             3 - 5 years
                            Development costs                                      5 years

                 Expenditures for replacements and betterments are capitalized, while repairs and maintenance are charged to expense as incurred.


                 Income taxes

                 The Company elected in 1993, by unanimous consent of the shareholders, to be taxed as an S-Corporation under the provisions of the Internal Revenue Code. Under such provision, the Company does not pay federal or state corporate income taxes on its taxable income. Therefore, no provisions for federal or state income taxes have been made. Each individual shareholder is to report his respective share of the Company's taxable income, to the extent allowable, on his federal and state income tax returns.


2.               NOTES AND OTHER RECEIVABLES

                 During the year ended December 31, 1994, the Company did not advance any additional funds to employees/shareholders. The amounts are recorded as notes receivable from the employees/shareholders with interest calculated annually at 6% and not to exceed specified amounts. Repayment is to begin when certain conditions are met.

                                                                               6
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993





3.               INVENTORY

                 Inventory consists of finished goods.


4.               PROPERTY, EQUIPMENT AND DEVELOPMENT COSTS

                 Property, equipment and development costs consist of the following:

                                                                         Accumulated     Net Book
                                                               Cost      Depreciation      Value
                                                            ----------   ------------   -----------
                 Machinery                                  $   21,926   $     10,593   $    11,333
                 Furniture and fixtures                          1,994          1,701           293
                 Software development                            8,469          4,188         4,281
                 Hardware development                          198,009         95,078       102,931
                                                            ----------   ------------   -----------
                                                            $  230,398   $    111,560   $   118,838
                                                            ==========   ============   ===========

                 Depreciation expense for the years ended December 31, 1994 and 1993 were $48,069 and $43,000, respectively.


5.               LONG-TERM DEBT

                 Long-term debt consists of the following:

                 Notes payable, unsecured, with monthly
                 payments including interest at 8%,
                 commencing when the Company becomes
                 profitable on a tax basis.                                                             $   281,434

                 Loan payable, unsecured, due on demand,
                 non-interest bearing.                                                                      175,000

                 Loans payable, employees, unsecured, with
                 monthly payments including interest at 6%,
                 commencing when the Company becomes
                 profitable on a tax basis.  No payments
                 were made during 1994.                                                                     246,460
                                                                                                        -----------
                                                                                                            702,894
                 Current maturities                                                                         175,000
                                                                                                        -----------
                                                                                                        $   527,894
                                                                                                        ===========

                                                                               7
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993





5.               LONG-TERM DEBT (continued)

                 Future maturities of long-term debt are as follows:


                        Year Ending December 31,
                        ------------------------
                                  1995                                       $   175,000
                                  Thereafter                                     527,894
                                                                             -----------

                                                                             $   702,894
                                                                             ===========


6.               COMMON STOCK

                 The Company repurchased 515,464 shares of common stock during 1994 for a total of $6,008.97. The stock was retired and is available for issuance at a latter date.


7.               INCOME TAXES

                 The Company has a tax liability to the state of Arizona for the minimum state income tax of $50 for each of the years ended December 31, 1994 and 1993. There is no federal income tax due to the Company being a subchapter "S" corporation (Note 1). The amount of the liability is immaterial and not accrued in the financial statements.


8.               COMMITMENTS AND CONTINGENCIES


                 Lease

                 The Company has a month to month, noncapitalized operating lease for its premises.


                 Royalty agreement

                 The Company has a royalty agreement with certain officers of the Company. This agreement is to pay a royalty for sales of manufactured product. The royalty accrues and will be paid when the Company becomes profitable on a tax basis. There were no royalties paid during 1994 and 1993.

                                                                               8
                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993





8.               COMMITMENTS AND CONTINGENCIES (continued)


                 Bonus plans

                 The Company entered into a bonus plan in 1993 to pay management and employees a percentage of the net profit on a cash (tax) basis. As of May 4, 1995, there have been no bonuses paid.


                 Income taxes

                 The Company has a net operating loss carryover which is available if the Company reverts to a "C" corporation. The net operating loss expires in 2008.


                 Long term debt

                 In 1994 the notes payable were renegotiated to begin payments after the Company becomes profitable on a tax basis. (See note 6)


9.               SUBSEQUENT EVENTS


                 Long term debt

                 Subsequent to the balance sheet date, a potential investor requested the return of his initial deposit for the purchase of stock. Due to this the stock purchase deposit has been reclassified as a loan payable. (Note 5)

                                 INFOPAK, INC.
                                 BALANCE SHEET
                                 JUNE 30, 1995
                                  (Unaudited)
                                     ASSETS


 Current assets
    Cash                                                                $    357,961
    Accounts receivable, trade net of allowance
    for doubtful accounts $15,000                                             68,820
    Inventory                                                                116,896
                                                                        ------------
    Total current assets                                                     543,677
                                                                        ------------
 Property and equipment, net of
    accumulated depreciation of $135,172                                      96,547
                                                                        ------------
 Deposits                                                                      1,140
                                                                        ------------
                                                                        $    641,364
                                                                        ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
 Current liabilities

    Current portion of long-term debt                                   $    175,000
    Accounts payable, accrued expenses and other
      liabilities                                                            133,058
    Royalties payable                                                        201,132
                                                                        ------------
                                                                             509,190
                                                                        ------------
 Long term debt, net of current portion                                      467,201
                                                                        ------------
 Stockholders' deficiency
    Common stock, $.01 par value, 40,000,000 shares
       authorized, 5,206,131 shares issued and outstanding                    52,061

    Additional paid-in capital                                               248,650
    Deficit                                                                 (635,738)
                                                                        ------------
                                                                            (335,027)
                                                                        ------------

 Total liabilities and stockholders' deficiency                         $    642,364
                                                                        ============

                       See notes to financial statements.

                                 INFOPAK, INC.
                            STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)

 Operating revenue                                                 $  558,590
 Cost of goods sold                                                   325,693
                                                                   ----------
 Gross profit                                                         232,897
                                                                   ----------
 Operating expenses
    Engineering and development                                       124,574
    Marketing                                                          70,588
    General and administration                                        199,473
                                                                   ----------
 Total operating expenses                                             394,635
                                                                   ----------
 Loss before interest expense                                        (161,738)
 Interest expense, net                                                  9,723
                                                                   ----------
 Net loss                                                          $ (121,461)
                                                                     ========


                      See notes to financial statements.

                                 INFOPAK, INC.
                            STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)

 Cash flow from operating activities
    Net loss                                                                  $   (171,461)
    Adjustments to reconcile net loss to net cash used in
      operating activities
        Depreciation and amortization                                               23,612
        Changes in assets and liabilities
           Accounts receivable, trade                                               60,792
           Inventory                                                               143,086
           Accounts payable, accrued expenses and
              other liabilities                                                    (39,201)
           Royalties payable                                                        22,104
                                                                              ------------
    Net cash provided by operations                                                 38,932
                                                                              ------------
 Cash flow from investing activities
    Purchase of equipment                                                           (1,321)
                                                                              ------------
    Net cash used in investing activities                                           (1,321)
                                                                              ------------
 Cash flow from financing activities
    Reduction of long-term debt                                                     (3,743)
    Sale of common stock                                                           250,000
                                                                              ------------
    Net cash provided by financing activities                                      246,257
                                                                              ------------
 Net increase in cash                                                              283,868
 Cash, beginning of period                                                    $     74,093
                                                                              ------------
 Cash, end of period                                                          $    357,961
                                                                              ============
 Supplemental disclosure of cash flows information
    Cash paid during the period for
       Interest                                            $        -
                                                           =================
       Income taxes                                        $        -
                                                           =================

                       See notes to financial statements.

                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)


Note 1.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                 Basis of presentation of interim financial statements

                 In the opinion of management, the interim financials statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for the six months ended June 30, 1995. The current period results of operations are not necessarily indicative of results which ultimately will be reported for year ending December 31, 1995.

                 Line of business

                 The Company is in the business of manufacturing and marketing hardware and software information and recordable microchip and audio playback systems and method products and programs.

                 Property and equipment and depreciation

                 Property and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

                          Machinery and equipment           3  -  5 years
                          Furniture and fixtures            3  -  5 years
                          Development costs                       5 years

                 Expenditures for replacements and betterments are capitalized, while repairs and maintenance are charged to expense as incurred.

                 Income taxes

                 The Company elected in 1993, by unanimous consent of the shareholders, to be taxed as an S-corporation under the provisions of the Internal Revenue Code. Under such provision, the Company does not pay federal or state corporate income taxes on its taxable income. Therefore, no provisions for federal or state income taxes have been made. Each individual shareholder is to report his respective share of the Company's taxable income, to the extent allowable, on his federal and state income tax returns.

                 Effective June 1, 1995, the Company, as a result of a sale of common stock to a foreign shareholder was no longer eligible to be taxed as a S-corporation, accordingly, from that date, the Company will be taxed as a C-corporation.

                                INFOPAK, INC.
                        NOTES TO FINANCIAL STATEMENTS
                        SIX MONTHS ENDED JUNE 30, 1995
                                 (Unaudited)


Note 2.          INVENTORY

                 Inventory consists of finished goods.

Note 3.          PROPERTY, EQUIPMENT AND DEVELOPMENT COSTS

                 Property, equipment and development costs consist of the following:

                          Machinery                          $ 22,804         $ 13,320          $ 9,484
                          Furniture and fixtures                1,994            1,894              100
                          Software development                  8,913            5,079            3,833
                          Hardware development                198,009          114,879           83,130
                                                             --------         --------          -------
                                                             $231,719         $135,172          $96,547
                                                             ========         ========          =======

                 Depreciation expense for the six months ended June 340, 1995 was $23,612.

Note 4.          LONG-TERM DEBT

                 Long-term debt consists of the following:

         Notes payable, unsecured, with monthly payments including
           interest at 8%, commencing when the Company becomes
           profitable on a tax basis.                                                 $281,434
         Loan payable, unsecured, due on demand, non-interest
           bearing.                                                                    175,000
         Loans payable, employees, unsecured, with monthly
           payments including interest at 6%, commencing when
           the Company becomes profitable on a tax basis.                              185,767
                                                                                      --------
                                                                                       642,201
         Current maturities                                                            175,000
                                                                                      --------

              Future maturities of long-term debt are as follows:


                          Year Ending June 30,
                          --------------------
                          1995                     $ 175,000
                          Thereafter                 467,201
                                                   ---------
                                                   $ 642,201
                                                   =========

                                INFOPAK, INC.
                        NOTES TO FINANCIAL STATEMENTS
                        SIX MONTHS ENDED JUNE 30, 1995
                                 (Unaudited)


Note 5.          COMMON STOCK

                 On June 1, 1995, the Company sold 135,000 shares for $250,000 to a foreign investor.

Note 6.          COMMITMENTS AND CONTINGENCIES

                 Lease

                 The Company has a month-to-month, non-capitalized operating lease for its premises.

                 Royalty Agreement

                 The Company has a royalty agreement with certain officers of the Company. This agreement is to pay a royalty for sales of manufactured product. The royalty accrues and will be paid when the Company becomes profitable on a tax basis. There were no royalties paid during 1995.

                 Bonus plans

                 The Company entered into a bonus plan in 1993 to pay management and employees a percentage of the net profit on a cash (tax) basis. As of June 30, 1995, there have been no bonuses paid.

Note 7.          SUBSEQUENT EVENTS

                 On September 12, 1995, the shareholders of the Company exchanged all of their outstanding stock for shares in Dimensional Visions Group, Ltd. Certain liabilities were excluded from the merger transaction and were canceled by the Company as follows:

                          Commissions payable                $  31,924
                          Royalties payable                    210,132
                          Loans payable, employees             151,884
                                                             ---------
                                                             $ 384,940
                                                             =========

                 In addition, notes payable of $281,434 and accrued interest of $65,379 due to certain shareholders of InfoPak, Inc. were canceled and Dimensional Visions Group, Ltd. Issued 31,379 shares of its stock in exchange for the cancellation of the obligations.

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1995
                                  (Unaudited)


The pro forma consolidated balance sheet is presented to show the financial position of Dimensional Visions Group, Ltd. (Company) as if the acquisition of InfoPak, Inc. had occurred on June 30, 1995, and the pro forma consolidated statement of operations as if the acquisition of InfoPak, Inc. had occurred on July 1, 1994, using the assumptions and adjustments described in the accompanying notes.

These pro forma consolidated financial statements have been prepared for comparative purposes only, and do not purport to indicate what necessarily would have occurred had the acquisition been completed since inception, or what results may be in the future. The pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes, as presented in the 1995 Annual Form 10-KSB/A for the year ended June 30, 1995.

On September 12, 1995, the Company acquired all of the outstanding capital stock of InfoPak, Inc., pursuant to a merger agreement dated September 6, 1995. The Company issued 500,000 shares of Series P Convertible Preferred Stock valued at $1,250,000 and the issuance of an additional 31,379 shares of Series P Convertible Preferred Stock relating to the cancellation of Notes and accrued interest of InfoPak, Inc. and 17,500 shares of Series P Convertible Preferred Stock relating to certain employees and a consultant of InfoPak, Inc.

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1995
                                  (Unaudited)

                                     ASSETS

                                                                                                 Pro Forma
                                                                                Historical      Adjustments          Pro Forma
                                                                                ----------      -----------          ---------
 Current assets
    Cash and cash equivalents                                                    $ 227,972      $  275,632(1)        $   503,604
    Receivables
       Trade                                                                        18,690           8,867(1)             27,557
       Employee                                                                          -          44,078(1)             44,078
    Inventory                                                                       26,453         114,383(1)            140,836
    Prepaid suppliers and expenses                                                  43,361               -                43,361
                                                                                 ---------      ----------           -----------
    Total current assets                                                           316,476         442,960               759,436
                                                                                 ---------      ----------           -----------
  Equipment and leasehold improvements, net                                         81,363          42,748(1)            124,111
                                                                                 ---------      ----------           -----------

 Other assets
    Patent rights and other assets                                                  53,398          43,750(2)

                                                                                                     1,140(1)             98,288

    Goodwill                                                                                       910,791(1)
                                                                                                    78,477(3)

                                                                                                    36,866(4)          1,026,134
                                                                                 ---------      ----------           -----------
                                                                                    53,398       1,071,024             1,124,422
                                                                                 ---------      ----------           -----------

 Total assets                                                                    $ 451,237      $1,556,732           $ 2,007,969
                                                                                 =========      ==========           ===========

                                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
 Current liabilities

    Notes payable
    Employees                                                                 $          -      $   73,729(1)        $    73,729
    Other                                                                           50,000               -                50,000
    Accounts payable, accrued expenses and other liabilities                       404,489          36,866(4)
                                                                              ------------      ----------           -----------
                                                                                                    73,939(1)            515,294

    Total current liabilities                                                      454,489         184,534               639,023
                                                                              ------------      ----------           -----------
 Long term debt

    Secured notes                                                                1,837,000               -             1,837,000
    Accrued interest payable                                                       210,741               -               210,741
                                                                              ------------       ---------          -----------
                                                                                 2,047,741               -             2,047,741
                                                                              ------------       ---------           -----------

 Stockholders' equity (deficiency)
    Preferred stock                                                                     77             549(1)                626
    Additional paid-in capital                                                     772,423       1,371,649(1)          2,144,072
                                                                              ------------      ----------           -----------
                                                                                   772,500       1,372,198             2,144,698
    Common stock                                                                    16,936               -                16,936
    Additional paid-in capital                                                  11,881,927               -            11,881,927
    Deficit                                                                    (14,722,356)              -           (14,722,356)
                                                                              ------------      ----------           -----------
    Total stockholders' equity (deficiency)                                     (2,050,993)      1,372,198              (678,795)
                                                                              ------------      ----------           -----------
 Total liabilities and stockholders' equity (deficiency)                          $451,237      $1,556,732           $ 2,007,969
                                                                              ============      ==========           ===========


     The accompanying notes to pro forma consolidated financial statements are an integral part of this statement.

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1995
                                  (Unaudited)

                                                                    Results of
                                                                  Operations of       Pro Forma
                                                     Historical     InfoPak, Inc.      Adjustments       Pro Forma
                                                     ----------     ---------------    -----------       ---------
 Operating revenue                                   $   134,028    $2,199,997          $       -       $ 2,334,025
                                                         -------    ----------          ---------       -----------
    Operating expenses
    Cost of sales                                        241,240     1,395,276            (81,682)(5)     1,554,834
    Research and development costs                       299,267       238,378              6,664 (6)       544,309
    Marketing expenses                                   120,359       184,494              2,917 (6)       307,770
    General and administrative expenses                  460,680       401,595              6,664 (6)
                                                                                          205,227 (7)     1,074,166
                                                     -----------    ----------          ---------       -----------
 Total operating expenses                              1,121,546     2,219,743            139,790         3,481,079
                                                      ----------    ----------          ----------      -----------
 Loss before other income (expenses)                    (987,518)      (19,746)          (139,790)       (1,147,054)
                                                      ----------    ----------          ---------       -----------
 Other income (expense)
    Interest expenses                                   (208,717)      (27,625)            12,021 (5)      (224,321)
    Interest income                                        1,318         2,491                  -             3,809
    Gain on sale of equipment                              2,585             -                  -             2,585
                                                      ----------    ----------          ---------       -----------
                                                        (204,814)      (25,134)            12,021          (217,927)
                                                      ----------    ----------          ---------       -----------
 Net loss                                            ($1,192,332)     ($44,880)         ($127,769)      ($1,364,981)
                                                      ==========    ==========          =========       ===========
 Loss per share                                                                                               ($.08)
                                                                                                        ===========
 Weighted average number of shares                                                                       16,476,769
                                                                                                        ===========
   outstanding

     The accompanying notes to pro forma consolidated financial statements are an integral part of this statement.

                DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1995
                                  (Unaudited)


(1)              Represents the acquisition of the net assets of InfoPak, Inc.
                 on September 12, 1995, by the issuance of 500,000 shares of Series P Convertible Preferred Stock valued at $1,250,000 ($2.50 per share) and the issuance of an additional 31,379 shares of Series P Preferred Stock relating to the cancellation of Notes Payable and related accrued interest of InfoPak, Inc. valued at $78,448. In connection with the acquisition of InfoPak, Inc., the Company incurred legal fees of $36,866. The net assets acquired are as follows:

                 Assets
                          Cash and cash equivalent                                                     $275,632
                          Receivables
                            Trade                                                                         8,867
                            Employees                                                                    44,078
                          Inventory                                                                     114,383
                          Equipment                                                                      42,804
                          Deposit                                                                         1,140
                                                                                                       --------
                                                                                                        486,904
                                                                                                       --------
                 Liabilities
                          Notes payable, employees                                                       73,729
                          Accounts payable, accrued expenses
                           and other liabilities                                                         43,531
                                                                                                       --------
                                                                                                        117,260
                                                                                                       --------
                 Net assets acquired                                                                   $369,644
                                                                                                       ========

                 As a result of the excess purchase price paid for InfoPak, Inc. and costs incurred, the Company accordingly recorded Goodwill of $1,026,134. The Series P Convertible Preferred Stock was valued at $2.50 per share based upon the price at which the Company was able to sell 3,000,000 shares of its Common Stock on September 5, 1995 through a Regulation S Offering which was $.25 per share.

(2) Represents the issuance of 17,500 shares of Series P Convertible Preferred Stock in connection with employment and consulting contract signing bonuses to certain employees and a consultant to InfoPak, Inc.

(3) Represents the issuance of 31,379 shares of Series P Convertible Preferred Stock in connection with the cancellation of debt and related accrued interest due to certain shareholders of InfoPak, Inc.

 (4) Represents legal fees in connection with the merger agreement dated September 6, 1995.

               DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 (CONTINUED)
                                JUNE 30, 1995
                                 (Unaudited)


(5) Represents the elimination of royalty fees, and interest expense which would not be incurred by the Company to operate InfoPak, Inc.

(6) Represents the amortization of the deferred compensation expense (signing bonuses) over the three year term of the employment contracts, and two year term of the consulting contract.

(7) Represents amortization of Goodwill over a period of five years.

(8) Represents the historical results of operations of InfoPak, Inc. for 12 monthly periods from July 1, 1994 through June 30, 1995.

                               [FRONT SIDE OF PROXY CARD]
P
R                           DIMENSIONAL VISIONS GROUP, LTD.
O
X                      PROXY SOLICITED BY THE BOARD OF DIRECTORS
Y                   ANNUAL MEETING OF STOCKHOLDERS - MARCH 20, 1996

                               The undersigned stockholder of Dimensional
Visions Group, Ltd. (the "Company"), revoking all previous proxies, hereby appoints Steven M. Peck and George S. Smith and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote all shares of the Company's voting stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company, to be held at 9:00 a.m., (local time), at the offices of Clark, Ladner, Fortenbaugh & Young located at One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19106 on March 20, 1996, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:

1.    Election of Directors, For all nominies listed below                ____
      (Except as marked to the contrary).

      Withhold authority to vote for all nominies listed below.           ____

      George S. Smith, Steven M. Peck and Sean F. Lee.

(Instructions: To withhold authority to vote for any individual nominee write that nominee's name in the space provided.)

--------------------------------------------------------------------------------

2.    To ratify the appointment of Gitomer & Berenholz, P.C. as     _   FOR
      the Company's independent auditors.                           _   AGAINST
                                                                    _   ABSTAIN

3.    To consider and vote upon a proposal to amend the Company's         _       FOR
      Certificate of Incorporation to authorize additional shares of      _       AGAINST
      common stock and preferred stock of the Company.                    _       ABSTAIN


4.    To transact such other business as may properly come before this meeting.

                          [BACK SIDE OF PROXY CARD]

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified, the shares will be voted FOR the elcection of the three nominees to the Board of Directors, FOR the ratification of Gitomer & Berenholz, P.C.as the Company's independent auditors, and FOR the authorization of additional shares of common stock and preferred stock of the Company, in each case as described in the accompanying Proxy Statement. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

                 THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD MARCH 20, 1996 AND A COPY OF THE 1995 ANNUAL REPORT OF DIMENSIONAL VISIONS GROUP, LTD.

                             Dated:                             , 1996
                                   -----------------------------


                             -----------------------------------------
                                     Signature of Stockholder


                             -----------------------------------------
                                     Signature of Stockholder

                             NOTE: Please sign this Proxy exactly as name(s) appear in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. If stockholder is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is held in the name of two or more persons, all such persons should sign.

PLEASE, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID
ENVELOPE.